Pamela Bennett                              Eileen M. Connolly
SmarTalk                                    AT&T
Manager Investor Relations                  Director Financial Communications
614-789-8650                                908-221-6731



SMARTALK SIGNS DEFINITIVE SALE AGREEMENT WITH AT&T


FOR RELEASE: January 19, 1999

     DUBLIN, Ohio & NEW YORK - SmarTalk TeleServices, Inc. (NASDAQ:SMTK) announced today that it has signed a definitive agreement to sell substantially all of its assets to AT&T for up to $192.5 million in cash, subject to downward adjustment at closing. Separately today, SmarTalk has commenced a Chapter 11 reorganization case in the United States Bankruptcy Court, District of Delaware.

     AT&T said SmarTalk's assets will enable it to expand its prepaid card retail distribution capability.

     The boards of directors of both AT&T and SmarTalk have approved the transaction. The companies expect the transaction to close in the first quarter of 1999, prior to the conclusion of the bankruptcy proceedings. The transaction is subject to bankruptcy court and regulatory approval and certain other conditions.

     At signing, AT&T has made debtor-in-possession financing immediately available to SmarTalk.

     SmarTalk's Chief Executive Officer Erich Spangenberg said, "The Board determined that this transaction provides the best means for insuring uninterrupted prepaid calling card service to its customers, retailers and distributors and maximizes the value of its corporate assets."

     SmarTalk was advised on the transaction by Salomon Smith Barney, Credit Suisse First Boston and Hennigan, Mercer & Bennett. AT&T was advised by TD Securities, a subsidiary of Toronto Dominion Bank, and Wachtell, Lipton, Rosen & Katz.


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     SmarTalk  is a leading  provider  of  prepaid  calling  cards  and  prepaid
wireless  services.   Based  in  Dublin,  OH,  SmarTalk  maintains  distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer
electronics  retailers,   supermarkets,  hotels,  home  office  superstores  and
convenience stores throughout North America and the U.K.

     AT&T is the world's premier communications and information services company, serving more than 90 million customers, including consumers, businesses and government. The company has annual revenues of more than $52 billion and 119,000 employees. It runs the world's largest, most sophisticated communications network and is the leading provider of long-distance and wireless services. AT&T operates in more than 200 countries and territories around the world.


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